UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2010

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 332-7100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operation and Financial Condition.

Attached as Exhibit 99.1 and incorporated herein by reference is a copy of the press release issued by Ultralife Corporation (the “Company”) on December 29, 2010 relating to the charge described below in Item 2.06 of this Report, which will be included in the Company’s financial results for the fiscal quarter and year ended December 31, 2010. The press release also updates the Company’s guidance for 2010 operations. Management now expects to report revenue of approximately $177 million for 2010 compared to previous guidance of approximately $177 million to $182 million. Management also reaffirmed its operating income guidance of $7 million, excluding the effect of the impairment charge described below in Item 2.06.

The press release is being furnished pursuant to Item 2.02 of Form 8-K and General Instruction B.2 thereunder. The information in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 2.06  Material Impairments.

On December 28, 2010, the Company decided that it will take a non-cash impairment charge of approximately $14.0 million, or $0.81 per share, in the fourth quarter to write off fully the goodwill and intangible and fixed assets associated with its standby power business included in the Energy Services segment.  The amount of this charge is a preliminary estimate based on management assumptions and a valuation analysis.  For the past two years, cautious spending and continued delays in implementing large capital projects by customers in the standby power industry have negatively impacted results for the Company’s Energy Services segment.  The Company’s analysis of the value of the goodwill and intangible and fixed assets associated with the standby power business, conducted under applicable accounting rules, indicates that these assets should be written off.  These assets arose from the acquisitions of Stationary Power Services, Inc. and RPS Power Systems, Inc., completed on November 16, 2007, and U.S. Energy Systems, Inc. and U.S. Power Services, Inc. completed on November 10, 2008.  The Company does not expect to have to make any current or future cash expenditures as a result of this impairment.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A. John D. Kavazanjian Tenders Notice of Intention to Resign from Ultralife Board. On December 27, 2010, John D. Kavazanjian tendered to the Board of Directors (the “Board”) of the Company notice of his intention to resign as a director of the Company effective December 30, 2010. As previously reported, Mr. Kavazanjian will be retiring from the Company effective February 7, 2011 and will cease serving as the Company’s President and Chief Executive Officer on December 30, 2010 when Michael D. Popielec will assume those roles. Pursuant to the Company’s Corporate Governance Principles, inside directors are required to submit a letter of resignation to resign from the Board upon relinquishment of their position with the Company. On December 28, 2010, the Board accepted Mr. Kavazanjian’s resignation.

B. Michael D. Popielec Appointed to the Board. On December 28, 2010, the Board appointed Michael D. Popielec to the Board effective December 30, 2010, the date that coincides with his appointment as the Company’s President and Chief Executive Officer, succeeding Mr. Kavazanjian. Mr. Popielec will serve as a director until the Company’s next annual meeting of shareholders, to be held in June of 2011, and the Company expects that in connection with that meeting he will be nominated for election to the Board for another year.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being furnished as part of this Report.

Exhibit
Number	Description
99.1	Press Release of Ultralife Corporation dated December 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2010

ULTRALIFE CORPORATION

By: /s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration and
General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release of Ultralife Corporation dated December 29, 2010